FOR IMMEDIATE RELEASE
Federal Signal Corporation Announces Sale of Tool Group
OAK BROOK, Ill., April 4, 2008 — Federal Signal Corporation (NYSE: FSS) today announced that it has entered into a definitive agreement to divest Dayton Progress Corporation and its subsidiaries to Connell Limited Partnership. Dayton Progress will be operated as an independent subsidiary of Connell.
Dayton Progress, with 2007 sales of $119 million, is the global industry leader in the production of punches, pilots, dies and retainers and other metal stamping and forming tools. Through its subsidiary PCS Company, it is a North American leader in the sale of mold bases, components and hot runner systems for plastic injection molds. Dayton Progress has approximately 850 employees located in the U.S., Canada, Japan, Portugal, France, Germany, the Czech Republic and the United Kingdom.
Federal Signal expects to receive proceeds from the sale, net of taxes, of approximately $60 million and expects to recognize a loss on the transaction. It is expected that the divestiture will be modestly dilutive to 2008 earnings. The transaction is expected to close during the second quarter, subject to customary closing conditions.
“The sale of Dayton Progress completes our previously announced plan to exit the industrial tooling segment,” said James Goodwin, interim president and chief executive officer of Federal Signal Corporation. “Dayton Progress and its many valuable employees have served our corporation and its shareholders admirably for many years. We are grateful for their dedicated service and we are confident they will continue to achieve success with Connell.”
About Federal Signal
Federal Signal Corporation (NYSE: FSS) is a leader in advancing security and well-being for communities and workplaces around the world. The Company designs and manufactures a suite of products and integrated solutions for municipal, governmental, industrial and airport customers. Federal Signal’s portfolio of trusted, high-priority products include Bronto aerial devices, Elgin and Ravo street sweepers, E-ONE fire apparatus, Federal Signal safety and security systems, Guzzler industrial vacuums, Jetstream waterblasters and Vactor sewer cleaners. In addition, the Company operates consumable industrial tooling businesses. Federal Signal was founded in 1901 and is based in Oak Brook, Illinois. http://www.federalsignal.com

About Connell Limited Partnership
Connell Limited Partnership (Connell) is an acquisition-minded operating company with a record of growth and creation of shareholder value. Connell currently operates companies in the industrial manufacturing sector, serving customers primarily in the automotive, appliance, aerospace, electronics, power and process industries. Overall, Connell has over 1000 employees, is headquartered in Boston, MA and operates facilities in North America, Germany and China.
This release contains various forward-looking statements as of the date hereof and we undertake no obligation to update these statements regardless of new developments or otherwise. Statements in this release that are not historical are forward-looking statements. Such statements are subject to various risks and uncertainties that could cause actual results to vary materially from those stated. Such risks and uncertainties include but are not limited to: economic conditions in various regions, product and price competition, supplier and raw material prices, foreign currency exchange rate changes, interest rate changes, litigation results, legal and regulatory developments and other risks and uncertainties described in filings with the Securities and Exchange Commission.
INVESTOR CONTACT: David Janek, +1.630.954.2000, djanek@federalsignal.com
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